Exhibit 99.1

FOR IMMEDIATE RELEASE

Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 583-1700 www.metabolix.com
Investor Relations Contact: Kathleen Heaney ICR (203) 803-3585 ir@metabolix.com	Media Contact Brian Ruby ICR (203) 682-8200 Brian.ruby@icrinc.com

Metabolix Reports Third Quarter 2007 Financial Results
and Provides Business Update

Cambridge, Massachusetts, November 5, 2007. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for the world’s needs for plastics, fuels, and chemicals, today reported financial results for the three months ended September 30, 2007.

The Company reported a net loss of $8.3 million or $0.37 per share for the third quarter of 2007 as compared to a net loss of $4.2 million or $1.41 per share for the third quarter of 2006.  The weighted average shares outstanding used in the calculation of earnings per share was 22.3 million for the third quarter 2007 as compared to 3.0 million for the third quarter 2006. The increase in the number of shares primarily reflects the shares issued in the Company’s November 2006 initial public offering and the conversion of its convertible preferred stock and the exercise of certain options and warrants.

The Company’s net cash used for operating activities during the third quarter in 2007 was $0.9 million, which compares to net cash used of $0.09 million for the comparable quarter in 2006.  Both quarters reflected payments from Archer Daniel Midland (ADM).  Cash and short-term investments at September 30, 2007 totaled $113 million.

Jay Kouba, Chairman, and Chief Executive Officer, commented, “We made significant progress over the past year which began with our successful IPO and the ground breaking for our joint venture production facility with ADM.  During the third quarter of 2007 Metabolix continued to build on its achievements as evidenced by our receipt of a $2 million Advanced Technology Program award which will enable us to develop another platform for growth based on bio-based chemicals.”  Dr. Kouba added, “Extensive testing and evaluation of Mirel, focusing on physical properties, fossil energy usage, CO2 emissions, biodegradation and FDA food contact notification, has helped us identify and define our strongest competitive advantages and market potential.  As a result of these studies we will be focusing our near term marketing efforts on six targeted industries to align with our competitive advantages.”

OPERATING HIGHLIGHTS

Construction of Commercial Manufacturing Facility

Construction of the commercial manufacturing facility at Clinton is on track.  The onsite fermentation fabrication and assembly are progressing on schedule.  All major equipment has been ordered and detailed design of piping and control systems are currently underway.  Based on the current status and plans, ADM estimates that commercial operations will start on time in December 2008.

ATP Award

In September the Company received a $2 million Advanced Technology Program (ATP) award from the U.S. Department of Commerce’s National Institute of Standards and Technology. (NIST).  Over 600 proposals were submitted and Metabolix was one of 56 companies that were selected.  This award will help fund the Company’s Integrated Bio-Engineered Chemicals (or IBEC) program.  The IBEC is beginning development of clean, sustainable solutions for widely-used C-4 industrial chemicals, the demand for which is estimated at 2.5 billion pounds annually, and growing at a rate of 4 to 5 percent a year.

Mirel — Evaluation and Testing

In October the Company released the findings of an independent life cycle assessment (LCA) for Mirel™ bioplastic base polymer. The LCA study, conducted by Dr. Bruce Dale, professor of Chemical Engineering at Michigan State University, determined that production of Mirel reduces the use of nonrenewable energy by more than 95% and provides a 200% reduction in greenhouse gases (GHG) compared to production of conventional petroleum-based plastics.  Mirel actually has a negative net CO2 footprint, showing a net result of -2.2 GHG emissions (kg CO2 eq. /kg) compared to a +2.0 GHG emissions (kg CO2 eq. /kg) for these olefin based polymers.

THIRD QUARTER 2007 FINANCIAL OVERVIEW

Metabolix used $0.9 million in operating activities for the third quarter 2007, which compares to net cash used of $0.09 million for the comparable quarter in 2006.  Metabolix currently manages its finances with an emphasis on cash flow.  Net cash used in operating activities increased as the Company expanded its activities in sales and marketing, pre-commercial manufacturing, product development, branding and research.  The Company expects its net cash used in operating activities to increase in the future quarters as it expands its operations in advance of the commercialization of Mirel.

The Company received $4.4 million in payments from ADM during the third quarter of 2007, of which $3.2 was a scheduled support payment and the balance was for reimbursements of pre-commercial manufacturing expense.  Payments from ADM are recorded as deferred revenue on the Company’s balance sheet.  In addition, the Company recorded approximately $0.2 million in revenue primarily from grants and license and royalty fees in the third quarter 2007.

For the three months ended September 30, 2007, total operating expenses were $10.0 million as compared to $4.9 million for the comparable period in 2006.

Research and development expenses were $5.7 million for the quarter ended September

30, 2007, up from $2.8 million for the comparable period in 2006.  This increase was primarily the result of increasing research and development expenses for product development and pre-commercial manufacturing of Mirel plastics as well as increases in personnel for the microbial fermentation and plant research programs.  Expenses related to pre-commercial manufacturing increased to $2.5 million during the third quarter in 2007 as compared to $0.9 million during the comparable period in 2006.

Selling, general and administrative (“SG&A”) expenses were $4.3 million for the three months ended September 30, 2007 as compared to $2.0 million for the three months ended September 30, 2006. The increase in SG&A was primarily due to an increase in marketing, sales and administrative personnel and the administrative requirements of being a public company.

Conference Call Info

Metabolix will host a conference call on Monday, November 5, 2007 at 4:30 p.m. Eastern Time to discuss these results.  Jay Kouba, Ph.D., the Company’s Chairman, and Chief Executive Officer will be hosting the call.  The dial in number is 1-800-360-9865 or 1-913-312-0404 (international).  The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the Investor Relations section.  For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on November 5, 2007, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 3558314.  In addition, the webcast will be archived on the Company’s website in the Investor Relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, fuels and chemicals. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ bioplastics, a sustainable and biodegradable alternative to petroleum based plastics. Mirel is suitable for injection molding, extrusion coating, cast film and sheet, blown film and thermoforming. Metabolix is also developing a proprietary platform technology for co-producing plastics, biofuels and chemical products in biomass energy crops such as switchgrass.

Metabolix and Archer Daniels Midland Company (ADM) are commercializing Mirel through a joint venture called Telles. The first commercial scale Mirel production plant is being constructed adjacent to ADM’s wet corn mill in Clinton, Iowa. The plant is expected to begin operations in late 2008 and is designed to produce up to 110 million pounds of Mirel annually.  Mirel will reduce reliance on petroleum and decrease environmental impacts relative to conventional petroleum based plastics.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, actual manufacturing capacity of the commercial and pre-commercial manufacturing facilities, manufacturing plans and performance including the timing of commencement of commercial production of Mirel™ biobased plastics, commercial viability of Mirel™, sales potential of Mirel™, timing of completion of expansion of pre-commercial manufacturing capacity, current or future financial performance and position, management’s strategy, plans and objectives for future operations, product development, present and future research and development, regulatory approval and intellectual property, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with:  the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel™ at commercial scale and in a timely and economic manner, the success of the collaborative arrangement with ADM, the Company’s ability to complete the pre-commercial manufacturing facility expansion, market acceptance of Metabolix products, the Company’s ability to compete with petrochemical-based plastics, fuels and chemicals and with other biobased products, its ability to generate future revenues, its expectation of incurring continued losses, the success of its research and development programs, its ability to develop and successfully commercialize Mirel™, its ability to obtain required regulatory approvals, its ability to obtain, maintain and protect intellectual property rights for its products, its limited sales and manufacturing capabilities, its ability to hire and retain skilled personnel, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including form 10-K for the year ended December 31, 2006.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Research and development revenue	$73	$2	$73	$2,505
License fee and royalty revenue from related parties	25	38	132	227
Grant revenue	82	383	590	1,501
Total revenue	180	423	795	4,233
Operating expenses:
Research and development expenses, including cost of revenue	5,695	2,842	14,528	7,512
Selling, general, and administrative expenses	4,267	2,031	11,466	5,846
Total operating expenses	9,962	4,873	25,994	13,358

Loss from operations	(9,782)	(4,450)	(25,199)	(9,125)

Other income:
Interest income, net	1,484	220	4,546	560

Net loss	$(8,298)	$(4,230)	$(20,653)	$(8,565)

Net loss per share:
Basic and Diluted	$(0.37)	$(1.41)	$(0.95)	$(2.86)

Number of shares used in per share calculations
Basic and Diluted	22,314,063	3,009,146	21,828,278	2,995,033

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	September 30,	December 31,
	2007	2006
Assets

Cash and cash equivalents and short-term investments	$113,178	$122,080
Other current assets	1,541	1,320
Property and equipment, net	7,124	3,673
Restricted cash	498	498
Other assets	72	25
Total assets	$122,413	$127,596

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$5,133	$2,995
Other current liabilities	190	226
Other long term liabilities	1,002	1,120
Long-term deferred revenue	21,561	13,667
Total liabilities	27,886	18,008
Total stockholders’ equity	94,527	109,588
Total liabilities and stockholders’ equity	$122,413	$127,596

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities
Net loss	$(20,653)	$(8,565)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	820	693
Stock-based compensation	3,398	1,211
Deferred revenue	6,900	4,001
Other operating assets and liabilities	2,305	(25)
Net cash used in operating activities	(7,230)	(2,685)

Cash flows from investing activities
Purchase of property and equipment	(3,865)	(1,133)
Net purchase, sale and maturity of short term investments	4,501	(7,794)
Net cash used in investing activities	636	(8,927)

Cash flows from financing activities
Principal payments for capitalized lease obligations	—	(63)
Proceeds from issuance of redeemable convertible
preferred stock, net of issuance costs	—	16,819
Principal payments for capitalized lease obligations	—	(1,126)
Proceeds from exercise of options and warrants	2,115	332
Net cash provided by financing activities	2,115	15,962

Net increase (decrease) in cash and cash equivalents	(4,479)	4,350
Cash and cash equivalents at beginning of period	25,182	1,835
Cash and cash equivalents at end of period	$20,703	$6,185

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